Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2010 relating to the consolidated financial statements of Enerplus Resources Fund (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Enerplus Resources Fund’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Enerplus Resources Fund for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants

Calgary, Canada

January 24, 2011